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                                                                  EXHIBIT 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           POLAND COMMUNICATIONS, INC.
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

         The undersigned, being the Managing Director, Finance and Accounting of Poland Communications, Inc, hereby certifies:

         1. The name of the corporation is Poland Communications, Inc. The name under which the corporation was originally formed is Servus Management Corporation of New York.

         2. The Certificate of Incorporation of the corporation was filed by the Department of State on the 27th day of August, 1982.

         3. The Certificate of Incorporation is hereby amended to increase the authorized capital of the Corporation to create a Debenture Stock, par value one-hundredth of a cent (U.S. $0.0001) per share. Accordingly, ARTICLE IV, Section 1, of the Corporation's Restated Certificate of Incorporation is amended by adding to the end of the first sentence thereof the following: "and thirty thousand (30,000) shares are authorized for debenture stock par value of U.S. $0.0001 per share."
                  ARTICLE IV, Section 1, is further amended by striking in the first sentence thereof the word "and" immediately preceding the phrase "two thousand (2,000) share are authorized".
                  ARTICLE IV, Section 1, is further amended by striking the words "and the two series of preferred stock" following the phrase "The Common Stock" and replacing the same with a comma (",") and by adding the phrase "the outstanding preferred stock and the debenture stock" immediately hereafter.



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         4.       The Certificate of Incorporation is hereby further amended by renumbering ARTICLE IV, Section 5, to ARTICLE IV, Section 6 and by striking the reference to "Section 5(B)" in the first sentence thereof and replacing the same with the phrase "Section 6(B) and Section 5(B)". Former ARTICLE IV, Section 5(B), is hereby further amended by adding to the first sentence the phrase "subject to Section 5(B)" after the phrase "shall be distributed" and prior to the phrase "as follows:".

         5. The Certificate of Incorporation is hereby further amended by adding a new ARTICLE IV, Section 5, that reads in its entirety as follows:

"SECTION 5        DEBENTURE STOCK.

A. NUMBER AND DESIGNATION. Thirty thousand (30,000) shares of the preferred stock of the Corporation shall be designated as Debenture Stock (the "DEBENTURE STOCK").

B. RANK. The Debenture Stock will rank (i) senior to the common stock of the Corporation (the "COMMON STOCK") and to all other classes of capital stock of the Corporation, including the Corporation's shares of preferred stock outstanding and including those classes of capital stock established after the date hereof, the terms of which expressly provide that such class or series will rank junior as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock and the Series C Preferred Stock as "JUNIOR SECURITIES"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Debenture Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "PARITY SECURITIES"); and (iii) junior to any classes of capital stock of the Corporation established after the date hereof, the terms of which expressly provide that such class or series will rank senior to the Debenture Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (the "SENIOR SECURITIES"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. The Debenture Stock shall be subject to the issuance of Junior Securities and Parity Securities, but no Senior Securities will be issued by the Corporation without the approval of all the holders of the Debenture Stock.

C. REDEMPTION. (i) On December 31, 2003 (the "MANDATORY REDEMPTION DATE"), the Corporation will be required, to the extent the Corporation shall have funds legally available for



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such payment, to redeem all outstanding Debenture Stock at a Redemption Price equal to the sum of (x) 100% of the issue price of the Debenture Stock and (y) interest of 10% per annum from November 3, 1999, to the date of redemption, compounded annually (the "Redemption Price"). The Corporation will not be required to make sinking fund payments with respect to the Debenture Stock.

         (ii) Debenture Stock which has been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of New York) have the status of unauthorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock; PROVIDED that no such issued and reacquired shares of preferred stock shall be reissued or sold with the same rights as the Debenture Stock, expect in compliance with the provisions hereof.

         (iii) If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Debenture Stock pursuant to paragraph 3(a) (the "MANDATORY REDEMPTION OBLIGATION"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Debenture Stock shall not be fully discharged, the Corporation shall not (a) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied PRO RATA with the Debenture Stock) or (b) declare or make any distribution on any Junior Securities, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities. Interest shall accrue on the unpaid Redemption Price, or any portion thereof, at 10% per annum.

D. PROCEDURE FOR REDEMPTION. (i) In the event that fewer than all the outstanding shares of Debenture Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be selected by lot or PRO RATA (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board.

         (ii) In the event the Corporation shall redeem Debenture Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation on the date of such mailing; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any of the Debenture Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (x) the redemption date; (y) the number of shares of Debenture Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (z) the redemption price; and (aa) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.


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         (iii)    Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price of the shares called for redemption), all rights of the holders of such Debenture Stock (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the holder thereof.

E. VOTING RIGHTS. The holders of Debenture Stock shall not be entitled to any voting rights, except as provided by law; provided, however, that no Senior Securities shall be issued by the Corporation, and no debts for borrowed money shall be created or established by the Corporation, without the approval of all of the holders of the Debenture Stock.

F. OTHER REMEDIES FOR DEFAULT. If the Corporation fails to redeem the Debenture Stock on any scheduled redemption date, holders thereof shall be entitled to any and all other customary creditors' rights available under New York law.

G. GENERAL PROVISIONS. (i) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

         (ii) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         (iii) Each holder of Debenture Stock, by acceptance thereof, acknowledges and agrees that payments of the Redemption Price and repurchase of such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements."


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H.       COLLATERAL. In order to secure the due and punctual payment of the
Redemption Price on the Debenture Stock when and as the same shall be due and payable, as well as performance of all other obligations of the Company to the holders of the Debenture Stock, the Company will, pursuant to a Pledge Agreement to be entered into between the Company and the holders of Debenture Stock make an assignment of its right, title and interest in and to the Pledged Collateral (as such term is defined in such Pledge Agreement) to the holders of Debenture Stock and to the extent therein provided. Each holder of Debenture Stock, by its acceptance of Debenture Stock, consents, agrees to and becomes a party to the terms of the Pledge Agreement (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and hereof. The Company (a) will forever warrant and defend the title to the Pledged Collateral against the claims of all persons whatsoever, (b) will execute, acknowledge and deliver to the holders of Debenture Stock such further assignments, transfers, assurances or other instruments, and (c) will do or cause to be done all such acts and things as may be necessary or proper, in each case to assure and confirm to the holders the security interest in the Pledged Collateral contemplated hereby and by the Pledge Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of the Debenture Stock secured hereby, according to the intent and purposes herein expressed. The Company shall take, or cause Poland Cablevision (Netherlands) B.V. to take, any and all actions reasonably required to cause the Pledge Agreement to create and maintain, as security for the obligations of the Company arising under the Debenture Stock and the Pledge Agreement, a valid and enforceable first priority lien in and on the Pledged Collateral, in favor of the holders, subject only to the holders of the Company's outstanding 9 7/8% Senior Notes and 9 7/8% Series B Senior Notes being equally and ratably secured herewith.


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         The above and foregoing amendments to the Corporation's Certificate of
Incorporation were authorized by the unanimous written consent of the Board of Directors and the unanimous written consent of the sole shareholder of the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation this 20th day of March, 2000.

                                          /s/ Ray Samuelson
                                          --------------------------------------
                                          Name: Ray Samuelson
                                          Title: Managing Director,
                                                 Finance & Accounting